Exhibit 1

Marfin Investment Group Holdings SA (“MIG”)	60 Gracechurch Street
24 Kifissias Ave.,	London EC3V OHR
GR-15125 Amaroussion
GREECE	Telephone:	+44 20 7653 7000
	Facsimile:	+44 20 7653 7400

6 September 2007

Dear Sirs

Total Return Swap Transaction to be entered into between (1) Commerzbank and (2) Marfin Investment Group Holdings SA (“MIG”) in respect of ordinary shares in Hellenic Telecommunications Organization SA (the “Shares”) (the “Swap”)

We refer to the Swap, and to the holding by Commerzbank of Shares by way only of hedge positions to the Swap and exactly corresponding to the Number of Shares (as defined in the confirmation relating to the Swap) (the “Hedge Shares”).

It is hereby agreed as follows:

1.             Hedge Shares

Commerzbank hereby agrees that, in respect of the Hedge Shares only, and not in respect of any other Shares it may hold, it will exercise any and all voting rights in accordance with the written instructions of MIG, provided always that such written instructions shall be received by Commerzbank by close of business on the day (the “Notice Deadline”) that is no later than two London business days prior to the latest date on which such voting rights may be exercised. In the event that Commerzbank fails to receive written instructions prior to the Notice Deadline, or that such instructions are not in writing or are unclear, Commerzbank shall not be under any obligation to comply with the provisions of the immediately preceding sentence.

2.             Disclosure

MIG hereby represents and warrants that it shall comply with all relevant provisions of every law, regulation or directive, whether of Greece or any other jurisdiction, in connection with (a) its entry into both the Swap and this Letter Agreement with Commerzbank; and (b) its purchase and/or holding of any Shares, and that it will obtain all necessary consents, approvals and licences in connection therewith, including, but without limitation, the disclosure requirements of the Athens Exchange.

Commerzbank Aktiengesellschaft is a limited liability company, incorporated in the Federal Republic of Germany

Registered in England and Wales BR 001025 60 Gracechurch Street, London EC3V 0HR

Commerzbank AG is regulated by the FSA for the conduct of investment business in the UK.

MIG further represents and warrants that it has taken independent legal, regulatory, financial and tax advice in respect of the Swap and the Shares, including, but without limitation, in respect of those matters set out in this paragraphs 2.

Furthermore, MIG hereby agrees that it shall indemnify Commerzbank against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which Commerzbank may incur as a direct or indirect result of MIG’s breach of this Letter Agreement or of any of MIG’s obligations set out herein.

This letter agreement shall be governed by, and construed in accordance with, English law, and the parties hereto hereby submit to the exclusive jurisdiction of the English courts.

Please acknowledge this letter by signing the enclosed copy hereof where indicated.

Yours faithfully

For and on behalf of Commerzbank Aktiengesellschaft

/s/ Roberto Vila		/s/ Andrew Norris
Name:	Roberto Vila	Name:	Andrew Norris
Title:	Global Head, Equity Derivatives	Title:	Lawyer

We hereby agree to the terms of this letter agreement

For and on behalf of Marfin Investment Group Holdings SA

/s/ Andreas Vgenopailos
Name:	Andreas Vgenopailos
Title:	Vice Chairman

2

TOTAL RETURN EQUITY SWAP
Terms and Conditions.
06th September 2007

Equity Amount Payer	:	Commerzbank AG (“Commerzbank”)

Floating Amount Payer	:	Marfin Investment Group SA (“Counterparty”)

Equity Notional Amount	:

EUR 502,520,147.60 (the “Initial ENA”) for calculations made on in respect of the first Equity Payment Date and, for each Equity Payment Date thereafter, the sum of:

(1) the Equity Notional Amount used for calculations in respect of the immediately preceding Equity Payment Date; plus

(2)  the Reference Underlying Rate of Return used for calculations in respect of the immediately preceding Equity Payment Date multiplied by the Equity Notional Amount used for calculations in respect of the immediately preceding Equity Payment Date

For the avoidance of doubt, and by way of example:

•                  In respect of calculations for amounts payable on the first Equity Payment Date, the Equity Notional Amount shall equal the Initial ENA;

•                  In respect of calculations for amounts payable on the second Equity Payment Date, the Equity Notional Amount shall equal the Initial ENA plus the Reference Underlying Rate of Return used to calculate the Equity Amount payable on the first Equity Payment Date (the result of such sum being the “Second ENA”);

•                  In respect of calculations for amounts payable on the third Equity Payment Date, the Equity Notional Amount shall equal the Second ENA plus the Reference Underlying Rate of Return used to calculate the Equity Amount payable on the second Equity Payment Date (the result of such sum being the “Third ENA”);

•                  In respect of calculations for amounts payable on the fourth Equity Payment Date, the Equity Notional Amount shall equal the Third ENA plus the Reference Underlying Rate of Return used to calculate the Equity Amount payable on the third Equity Payment Date;

•                  Etc.

The Equity Notional Amount shall at all times be subject to any Early Termination as set out below.

Number of Shares	:	21,772,970; subject to any Early Termination, as set below.

Trade Date	:	07 September 2007

Effective Date	:	12 September 2007

Valuation Date	:	The second Business Day immediately preceding each Equity Payment Date, as defined below.

Equity Valuation Date	:	The Third Business Day immediately preceding each Equity Payment Date, as defined below.

Termination Date	:	12 September 2008

Reference Underlying	:	The ordinary shares of Hellenic Telecommunications Organization SA (OTE) (the “Issuer”) with ISIN: GRS260333000, traded on the Athens Exchange (the “Exchange”).

Equity Amount	:

The positive amount, if any, payable by the Equity Amount Payer on the Equity Payment Dates, equal to:

[Reference Underlying Rate of Return * Equity Notional Amount]

Where:

“Reference Underlying Rate of Return” means the percentage calculated in accordance with the following formula:

Final Price - Initial Price

         Initial Price

“Initial Price” means 23.08 Euros in respect of the first Equity Payment Date. In respect of each subsequent Equity Payment Date, the Initial Price will be the Final Price used to calculate the Reference Underlying Rate of Return for the immediately preceding Equity Payment Date.

“Final Price” means, in respect of each Equity Payment Date other than the Equity Payment Date falling immediately after the final Equity Valuation Date or any Early Termination Equity Valuation Date, the closing level of the Reference Underlying on the Exchange on the Equity Valuation Date immediately preceding such Equity Payment Date.

“Final Price” means, in respect of the Equity Payment Date falling immediately after the final Equity Valuation Date or any Early Termination Equity Valuation Date, the weighted average price at which Commerzbank is able to sell or otherwise dispose of the Reference Underlying in an amount equal to the then applicable Number of Shares.

“Equity Payment Date” means each of the dates which fall monthly after the Effective Date up to and including the Termination Date.

And subject at all times to the Alternative Settlement Provision set out below

Dividend Amount	:

An amount, if any, payable by the Equity Amount Payer on the Dividend Amount Payment Date(s) equal to the amount of any cash dividends, which may include any extraordinary payments (see below), received by the Equity Amount Payer as holder of the Reference Underlying in an amount equal to the then applicable Number of Shares.

“Dividend Amount Payment Date” means the day that is five Business Days following the day on which Equity Amount Payer receives in full the relevant cash dividend.

In the event of the declaration of any extraordinary dividend or other payment by the Issuer, then either the terms of this Swap may be amended accordingly to reflect such extraordinary dividend or other payment or such extraordinary dividend or other payment shall be treated in the same way as other cash dividends, as set out above.

First Floating Amount	:

An amount payable by the Floating Amount Payer to the Equity Amount Payer on each Floating Amount Payment Date and calculated on the Floating Amount Fixing Date falling immediately prior to such Floating Amount Payment Date in accordance with the following formula:

[1 Month Euribor * Equity Notional Amount * A/360] + [Spread * Share Investment Value]

Where:

“ 1 Month Euribor” means the rate observed on Reuters Page “EURIBOR1MD” by the Calculation Agent on each Floating Amount Fixing Date.

“Spread” means 0.125% for determinations made in respect of amounts payable on the first two Floating Amount Payment Dates, and thereafter 0.10%.

“Floating Amount Fixing Date” . The initial Floating Amount Fixing Date, will be the 10th September 2007, the following Floating Amount Fixing Dates will be on the second

Business Day immediately preceding each Floating Amount Payment Date.

“Floating Amount Payment Date” means each of the dates which fall monthly after the Effective Date up to and including the Termination Date.

“Share Investment Value” means the actual amount of money used to purchase the Reference Underlying in an amount equal to the Number of Shares (as adjusted from time to time) by Equity Amount Payer irrespective of the Equity Notional Amount or any adjustments made thereto. In determining the Share Investment Value, the Calculation Agent shall take into account weighted average price at which Equity Amount Payer purchases the Reference Underlying for the purposes of hedging this transaction.

Second Floating Amount

An amount payable by the Floating Amount Payer to the Equity Amount Payer on each Floating Amount Payment Date equal to any and all costs incurred by Commerzbank in obtaining,  maintaining and/or disposing of its hedge positions for this Swap during the relevant Second Floating Amount Period:

“Second Floating Amount Period” means:

(a)   in the case of the first Floating Amount Payment Date, the period from, and including, the Trade Date to, but excluding, such Floating Amount Payment Date;

(b)   in the case of the final Floating Amount Payment Date, from, and including, the immediately preceding Floating Amount Payment Date, to, and including, the date on which when Commerzbank has liquidated its hedge positions relating hereto; and

(c)   in all other cases, the period from, and including, the immediately preceding Floating Amount Payment Date, to, but excluding, such Floating Amount Payment Date.

Third Floating Amount

An amount payable by the Floating Amount Payer to the Equity Amount Payer on the Equity Payment Date equal to the absolute value of the negative amount, if any, calculated in accordance with the following formula:

(Reference Underlying Rate of Return * Equity Notional Amount)

Additional Condition to Payment	:

Payment by Commerzbank of any Equity Amount otherwise payable in respect of any Early Termination Date or on the final Equity Payment Date shall be made only when Commerzbank has liquidated its hedge positions relating hereto. In the event that Commerzbank experiences any disruption or delay in liquidating such hedge positions, payment of the Equity Amount shall also be delayed until the date on which Commerzbank actually receives the proceeds of the unwind of its hedge positions for this Transaction.

Any sale of Reference Underlying will be done in an orderly fashion respecting the provisions of the local market laws and regulations.

Alternative Settlement Provision

In lieu of receiving the Equity Amount, and in full and final settlement of the Equity Amount Payer’s obligations to pay the Equity Amount hereunder, the Floating Amount Payer may elect, by giving at least 5 Business Days’ written notice to the Equity Amount Payer, to receive by way of physical delivery the Reference Underlying in an amount equal to the Number of Shares. In consideration of such delivery, the Floating Amountt Payer shall pay the Equity Amount Payer a price agreed at the time between the parties having regard to the then prevailing market price for the Reference Underlying in amounts approximately equal to the Number of Shares.

Documentation	:

(1) Standard Commerzbank form of swap Confirmation (based on the form recommended by ISDA) to be executed as soon as possible after the Trade Date; and (2) ISDA Master Agreement, either already in place between the parties, or to be executed as soon as practicable after the Trade Date, including an English Law Credit Support Annex (the “CSA”).

Business Days	:

For Equity Valuation Dates: a day that is a trading day on the Exchange.

For Equity Payment Dates: TARGET business days.

For Floating Amount Fixing Dates and Floating Amount Payment Dates: TARGET business days.

Independent Amount	:

For the purposes of the CSA, and in respect of this Swap only, 15% of the Equity Notional Amount payable by the Floating Amount Payer to the Equity Amount Payer on the Effective Date, and adjusted from time to time in accordance with the CSA and adjustments made to the Equity Notional Amount.

Business Day Convention	:	Modified Following

Calculation Agent	:	Commerzbank

Early Termination	:

Commerzbank and Counterparty may each designate an early termination date (an “Early Termination Date”) in respect of either part only or the whole of this transaction by giving at least 5 Business Days’ written notice to the other party. Such Early Termination Date may not occur prior to 12th November 2007 if requested by Counterparty, or 12th March 2008 07, if requested by Commerzbank. Upon the designation of an Early Termination Date, the Equity Notional Amount and the Number of Shares shall be reduced in accordance with such designation, or, in the case of a termination of the whole of this transaction, the swap shall be terminated, and, in either case, the Calculation Agent shall determine the amount payable by either party, in respect of such termination or partial termination.

This Term Sheet has been prepared by Commerzbank Corporates & Markets, which is the trading and investment banking division of Commerzbank Aktiengesellschaft (“Commerzbank”). This term sheet is for discussion purposes only, and all matters arising from it will be governed by English law unless expressly agreed otherwise. It should not be construed as a solicitation, offer or commitment by Commerzbank or any of its affiliates to enter into a transaction, nor does it attempt to describe all the relevant terms of the transaction referred to in it. Instead, it is intended to outline certain basic points of business understanding around which a transaction could be structured. Since any terms quoted are indicative they are subject to change at any time without notice. Numerous assumptions have been made in the preparation of this term sheet and no assurance can be given as to its accuracy and/or completeness. Any subsequent offer by Commerzbank or any of its affiliates to enter into a transaction will be made on the terms, and will be subject to the conditions, specified by it.

If a transaction is entered into, its terms will be found entirely in the final documentation; this term sheet may not be used to construe such terms and will be superseded in its entirety by the final documentation, to the exclusion of all prior written and oral communications. This term sheet should not, therefore, be regarded as containing any representations concerning the content of such terms or any other matter. Accordingly neither Commerzbank nor any of its affiliates assumes any responsibility for the contents of this term sheet, or for any written or oral communications in connection with it (or any prospective transaction), regardless of any negligence on their part. This does not, however, exclude any liability that may arise under the Financial Services and Markets Act 2000. If a transaction is entered into, its terms will be found entirely in the final documentation for the transaction and this term sheet may not be used to construe such terms. This term sheet is confidential and may not be shown to any other person.

Recipients of this term sheet should undertake an independent review of the legal, tax, regulatory and accounting implications of the transaction referred to in it in order to determine the suitability of the transaction described in this term sheet in the light of their particular objectives. Commerzbank (or any affiliate which offers to enter to a transaction) is solely an arm’s length contractual counterparty. It is not acting as an adviser or fiduciary, and neither this term sheet nor any communications from it should be treated as constituting financial, investment or other advice of any kind, or as a recommendation to enter into any transaction. No employee or agent of Commerzbank or any of its affiliates has authority to give any advice or (except as expressly set out in the final documentation for any transaction) make any representations on its behalf in connection with this term sheet or any prospective transaction.

Commerzbank and its affiliates may have material interests that conflict with the interests of the recipient of this term sheet. For example, they may be dealing as a principal in any investments which are the subject of the transaction referred to in it and may have a long or short position in connection with such dealing. They may also be providing services to other persons in connection with these investments, may be acting as an underwriter in respect of them and/or may be acting as financial adviser or lending banker to the issuer of them. In connection with these activities, they may hold material information but will be under no obligation to take it into account or make it available to any person.

This document is not for distribution to private customers and has been issued or approved for issue in the United Kingdom by Commerzbank AG, London Branch, which is (1) authorised by the German regulator Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin) and by the Financial Services Authority and (2) regulated by the Financial Services Authority for the conduct of business in the United Kingdom.